Exhibit 5.1

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe

Houston, Texas 77056

25 October 2023

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-273974 (the “Registration Statement”), of Schlumberger N.V. (also referred to as Schlumberger Limited), a limited liability company organized under the laws of Curaçao (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus with respect thereto, each dated 14 August 2023, and the related prospectus supplement, dated 25 October 2023, in connection with the offering by Aker Solutions Holding AS of up to 5,057,706 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issued by the Company to Aker Solutions Holding AS pursuant to applicable provisions of the articles of incorporation of the Company (the “Articles of Incorporation”). At your request, this opinion is being furnished to you for filing as an exhibit to a Current Report on Form 8-K and incorporation by reference in to the Registration Statement.

This opinion is limited to matters governed by the laws of Curaçao.

We have examined and relied upon the following documents in original, photo static or facsimile form:

a.	a copy of the Registration Statement and the related prospectus supplement;

b.	a certified copy of the Articles of Incorporation, as presently in effect;

c.	the Amended and Restated Bylaws of the Company, as presently in effect;

d.	an extract obtained online on 25 October 2023 from the Curaçao Commercial Register, relating to the registration of the Company; and

e.

a certified copy of the resolutions of the board of directors of the Company (the “Board”) as attached to the Secretary’s Certificate dated 2 October 2023 (the “Secretary’s Certificate”) with respect to the issuance to Aker Solutions Holding AS of 5,057,706 Shares on 2 October 2023 and a copy of the Agreement (as defined in the Secretary’s Certificate).

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

i.	the genuineness of all signatures on all documents we have reviewed;

ii.

the authenticity of all such documents submitted to us as originals, and that each of the documents has been duly executed in the form, or substantially in the form submitted to us as execution copies; and

iii.	the conformity with originals of all documents submitted to us as copies.

In rendering the following, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Curaçao as currently in effect and as they are interpreted under presently published case law of Curaçao, including the Supreme Court of the Netherlands (Hoge Raad der Nederlanden).

Based upon and subject to the foregoing and subject to the qualifications set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated under the laws of the former Netherlands Antilles, is currently validly existing under the laws of Curaçao.

2.	The Company has been duly registered with the Curaçao Commercial Register under number 1674.

3.

The Company has all requisite corporate power and authority to own its properties, to conduct its business within the limits of its objects clause as set forth in article 2 of the Articles of Incorporation.

4.

With respect to the Shares, as (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of such Shares and (b) such Shares have been duly authorized and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Shares have been validly issued, fully paid and non-assessable.

5.	No personal liability will attach to the holders of the Shares under the laws of Curaçao by reason of their being stockholders of the Company.

6.	No consents, approvals, authorizations or other orders of Curaçao governmental authorities are legally required for the issuance of the Shares by the Company.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to herein, including tax matters.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and incorporation by reference in to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ STvB Advocaten (Europe) N.V.